Section 19(a) Notice

CHICAGO, December 31, 2020 – Duff & Phelps Utility and Infrastructure Fund Inc. (NYSE: DPG) declared a distribution of $0.35 per share to shareholders of record at the close of business on December 15, 2020 (ex-date December 14, 2020).

The following table sets forth the estimated amounts of the Fund’s December quarterly distribution, payable December 31, 2020, together with the cumulative distributions paid this fiscal year to date from the following sources. All amounts are expressed per share of common stock based on U.S. generally accepted accounting principles which may differ from federal income tax regulations.

Distribution Estimates	December 2020 (QTD)		Year-to-date (YTD)
(Sources)	Per Share Amount	% of Current Distribution	Per Share Amount	% of Cumulative Distributions
Net Investment Income	$0.055	15.6%	$0.055	15.6%
Net Realized Foreign Currency Gains	0.000	0.0%	0.000	0.0%
Net Realized Short-Term Capital Gains	0.000	0.0%	0.000	0.0%
Net Realized Long-Term Capital Gains	0.000	0.0%	0.000	0.0%
Return of Capital (or other Capital Source)	0.295	84.4%	0.295	84.4%
Total	$0.350	100.0%	$0.350	100.0%

As of November 30, 2020
Average annual total return on NAV for the 5 years	2.63%
Annualized current distribution rate as a percentage of NAV	10.44%
Cumulative total return on NAV for the fiscal year	10.73%
Cumulative fiscal year distributions as a percentage of NAV	2.61%

You should not draw any conclusions about the Fund’s investment performance from the amount of these distributions or from the terms of the Fund’s managed distribution plan.

The Fund estimates that it has distributed more than its income and capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the Fund is paid back to you. A return of capital distribution does not necessarily reflect the Fund’s investment performance and should not be confused with ‘yield’ or ‘income’.

The amounts and sources of distributions reported in this notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during the remainder of the fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

Section 19(a) Notice

CHICAGO, March 31, 2021 – Duff & Phelps Utility and Infrastructure Fund Inc. (NYSE: DPG) declared a distribution of $0.35 per share to shareholders of record at the close of business on March 15, 2021 (ex-date March 12, 2021).

The following table sets forth the estimated amounts of the Fund’s December quarterly distribution, payable March 31, 2021, together with the cumulative distributions paid this fiscal year to date from the following sources. All amounts are expressed per share of common stock based on U.S. generally accepted accounting principles which may differ from federal income tax regulations.

Distribution Estimates	March 2021 (QTD)		Year-to-date (YTD)
(Sources)	Per Share Amount	% of Current Distribution	Per Share Amount	% of Cumulative Distributions
Net Investment Income	$0.043	12.3%	$0.098	14.0%
Net Realized Foreign Currency Gains	0.000	0.0%	0.000	0.0%
Net Realized Short-Term Capital Gains	0.000	0.0%	0.000	0.0%
Net Realized Long-Term Capital Gains	0.000	0.0%	0.000	0.0%
Return of Capital (or other Capital Source)	0.307	87.7%	0.602	86.0%
Total	$0.350	100.0%	$0.700	100.0%

As of February 26, 2021
Average annual total return on NAV for the 5 years	3.37%
Annualized current distribution rate as a percentage of NAV	11.13%
Cumulative total return on NAV for the fiscal year	6.61%
Cumulative fiscal year distributions as a percentage of NAV	5.56%

You should not draw any conclusions about the Fund’s investment performance from the amount of these distributions or from the terms of the Fund’s managed distribution plan.

The Fund estimates that it has distributed more than its income and capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the Fund is paid back to you. A return of capital distribution does not necessarily reflect the Fund’s investment performance and should not be confused with ‘yield’ or ‘income’.

The amounts and sources of distributions reported in this notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during the remainder of the fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.